Exhibit 3.1.25

ARTICLES OF INCORPORATION

OF

CENTRAL NY NEWS, INC.

For the purpose of forming a corporation under the laws of the State of Washington, the undersigned, being over the age of eighteen (18) years, adopts in duplicate the following Articles of Incorporation:

ARTICLE I

Name

The name of the corporation is CENTRAL NY NEWS, INC.

ARTICLE II

Capitalization

The corporation is authorized to issue one class of voting Common Stock, consisting of Fifty Thousand (50,000) shares with a par value of $.01 per share.

ARTICLE III

Shareholders Rights

3.1 Preemptive Rights. The corporation’s shareholders do not have preemptive rights to acquire proportional amounts of the corporation’s unissued shares upon the decision of the Board of Directors to issue them.

3.2 Cumulative Voting. The corporation’s shareholders do not have cumulative voting rights with respect to the election of directors of the corporation.

ARTICLE IV

Board of Directors

4.1 Number of Directors. The number of directors constituting the corporation’s Board of Directors will be established in the manner prescribed in the corporation’s Bylaws.

4.2 Initial Directors. The initial Board of Directors is as follows:

Name	Address

Barry A. Ackerley	1301 Fifth Avenue, Suite 4000 Seattle, Washington 98101

William N. Ackerley	1301 Fifth Avenue, Suite 4000 Seattle, Washington 98101

Denis M. Curley	1301 Fifth Avenue, Suite 4000 Seattle, Washington 98101

ARTICLE V

Director Liability

A director will incur no personal liability to the corporation or to its shareholders for monetary damages for conduct as a Director, except to the Director is held accountable for (i) acts or omissions which involve intentional misconduct or a knowing violation of law, (ii) conduct violating R.C.W. § 23B.08.310, as amended, or (iii) any transaction from which the Director personally obtained a benefit in money, property, or services to which the Director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director to the corporation will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this paragraph will not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

ARTICLE VI

Amendments

6.1 Reservation of Right. The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington. All rights of shareholders are granted subject to this reservation.

6.2 Amendment of Bylaws. The Board of Directors shall have full power to adopt, alter, amend or repeal the bylaws of the corporation or to adopt new Bylaws. Nothing herein, however, shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE VII

Registered Agent and Office

The name and street address of the corporation’s registered agent are:

G & D, Inc.

1420 Fifth Avenue

33rd Floor

Seattle, Washington 98101-2390.

ARTICLE VIII

Incorporator

The name and street address of the corporation’s incorporator are:

Carmen L. Smith

1420 Fifth Avenue

33rd Floor

Seattle, Washington 98101-2390

DATED this 18th day of April, 1997.

/s/ Carmen L. Smith
Carmen L. Smith, Incorporator

CONSENT TO SERVE AS REGISTERED AGENT

FOR

CENTRAL NY NEWS, INC.

G & D, Inc., hereby consents to serve as registered agent in the State of Washington for CENTRAL NY NEWS, INC., a Washington corporation. G & D, Inc. understands that as agent for the corporation it will be its responsibility to receive service of process in the name of the corporation, to forward all mail to the corporation, and to immediately notify the Office of the Secretary of State in the event of its resignation or of any change in the registered office address of the corporation.

DATED this 18th day of April, 1997.

G & D, INC.

By:	/s/ Carmen L. Smith
Carmen L. Smith
Assistant Secretary

Street Address:

1420 Fifth Avenue
Suite 3300
Seattle, Washington 98101-2390